Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRANSCEND SERVICES, INC.

FIRST. The name of this corporation is Transcend Services, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH. The Corporation is authorized to issue one class of stock, which is designated “Common Stock.” The total number of shares of Common Stock that the Corporation shall have authority to issue is One Thousand (1,000), par value $0.001 per share.

FIFTH. [Reserved]

SIXTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

SEVENTH. Elections of directors of the Corporation need not be by written ballot unless the Bylaws shall so provide.

EIGHTH.

(a) Limitation of Director’s Liability. To the fullest extent not prohibited by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation.

(b) Indemnification of Corporate Agents. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the Corporation and any other persons to which the Delaware General Corporation Law permits the Corporation to provide indemnification.

(c) Repeal or Modification. Neither any amendment or repeal of this Article EIGHTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.